ISSUER FREE WRITING PROSPECTUS

Filed Pursuant to Rule 433

Registration Statement No. 333-137902

Dated: September 5, 2007

Auto-Callable Securities

Linked to the NASDAQ 100 Stock Index

3 Year Maturity    ■    Yearly Auto-Call Feature    ■    85% Knock-In Level

Indicative Terms & Conditions – September 5, 2007	Offering Period: September 5, 2007 –September 25, 2007

Summary Terms

Issuer	:	Deutsche Bank AG, London Branch (Moody’s Aa1)

Offering	:	Auto-Callable Securities linked to the performance of the NASDAQ 100 Stock Index due September 30, 2010 (the “securities”)

Denomination	:	$1,000 per security (minimum investment $1,000)

Index	:	The NASDAQ 100 Stock Index (Bloomberg: NDX <Index>)

Initial Level	:	Official closing level of the Index on the Trade Date

Auto-Callable Feature	:	The securities will be called if the closing level of the Index on any Auto-Callable Date is above the Initial Level.

Auto-Callable Return	:

A total return based upon an annualized return of between 10.00% and 11.00%, to be determined on the Trade Date. If an Auto-Call occurs on the:

First Auto-Callable Date:      110.00% – 111.00% of the Denomination

Second Auto-Callable Date: 120.00% – 122.00% of the Denomination

Third Auto-Callable Date:     130.00% – 133.00% of the Denomination

Index Return	:	Final Level – Initial Level Initial Level

Final Level	:	Official closing level of the Index on the Final Valuation Date

Knock-In Level	:	85.00% of the Initial Level

Observation Period	:	The period commencing on (and including) the Trade Date to (and including) the Final Valuation Date.

Payment Amount at Maturity	:

At maturity, if the securities have not been called, you will receive a cash payment per $1,000 security face amount based on the Index Return.

•     If the Index never closes at or below the Knock-In Level on any trading day during the Observation Period, you will receive $1,000 per $1,000 security face amount.

•     If the Index closes at or below the Knock-In Level on any trading day during the Observation Period, your final payment per $1,000 security face amount will be calculated, as follows: $1,000 x (1 + Index Return)

Listing	:	Unlisted – Indicative secondary pricing may be obtained on Bloomberg Page: DBUS <GO> or on the X-markets website at http://www.us.x-markets.db.com

Business Days	:	London and New York (following business day convention)

Form of Security	:	Global, Book Entry. The securities will be represented by a single registered global security deposited with the Depository Trust Company

Agents	:	Deutsche Bank Securities Inc. And Deutsche Bank Trust Company Americas

Security Codes	:	CUSIP: 2515A0 EV 1 ISIN: US2515A0EV17

Relevant Dates

Offering Period	:	September 5, 2007 – September 25, 2007 at 2:00 p.m. (EST)

Trade Date	:	September 25, 2007

Initial Valuation Date	:	September 25, 2007

Initial Settlement Date	:	September 28, 2007 (Trade Date plus three Business Days)

Final Valuation Date	:	September 25, 2010

Maturity / Final Settlement Date	:	September 30, 2010 (three Business Days following the Final Valuation Date)

Auto-Callable Product Snapshot

Indicative Terms

Structure:

• Index:	NASDAQ 100 Index (Bloomberg ticker: NDX <Index>)
• Maturity:	September 30, 2010
• Auto-Callable Return:	10.00% - 11.00% yearly step up Auto-Call increments
• Knock-In Level:	85.00%
• Downside Risk:	One-for-one downside participation with 85.00% Knock-In Level

Positioning:

•	Equity alternative that facilitates a moderately bullish view of the Index
•	Auto-Callable feature is formula-based and not subjective
•	Auto-Callable feature allows for potential early redemption of the security and a return potentially lower than that of the Index on the Auto-Callable Dates

Best Case Scenario:

•	Security reaches maturity and the Final Level is above the Initial Level so the securities are called at maturity

Worst Case Scenario:

•

If the securities have not been called and the Index closes at or below the Knock-In Level on any trading day during the Observation Period, an investment in the securities will lose the contingent protection of the initial investment and payment at maturity will equal the initial investment reduced by 1% for each 1% decrease in the Index.

•	It is possible to lose the entire amount of the initial investment in the securities.

Risk Considerations:

•	Because the securities are not principal protected and an investor’s return is linked to the performance of the Index, investors may lose up to 100% of their initial investment
•	Return of the securities is linked to the performance of the Index
•	The securities might not get called on any of the call dates
•	An investment in the securities is subject to the credit of the Issuer

Investing in the securities involves a number of risks. See “Selected Risk Factors” on the last page of this product snapshot, “Selected Risk Considerations” in the accompanying term sheet and “Risk Factors” in the accompanying product supplement.

Hypothetical Scenario Analysis at Maturity:

•	Hypothetical scenario analysis contained herein does not reflect advisory fees, brokerage or other commissions, or any other expenses that an investor may incur in connection with the securities
•

No representation is made that any trading strategy or account will, or is likely to, achieve returns similar to those shown. Hypothetical results are neither an indicator nor guarantee of future returns. Actual results will vary, perhaps materially, from the analysis below.

Hypothetical Examples of Amounts Payable at Maturity

The following hypothetical examples illustrate how the payments at maturity are calculated.

Assumptions:

Face amount of the securities:	$1,000
Initial Level:	2020.51
Annualized Auto-Callable Return:	10.50% per annum

Example 1: Securities are called on the first Auto-Callable Date

Initial Level:	2020.51
Knock-In Level:	1717.43 (85% of the Initial Level)
Index Level September 25, 2008:	2020.52 (above Initial Level, securities are called)
Auto-Callable Amount:	$1,105.00

Since the securities are called on the first Auto-Callable Date, investors will receive a total of $1,105.00 per $1,000 security face amount (10.50% return on the securities).

Example 2: Securities are called on the Final Valuation Date

Initial Level:	2020.51
Knock-In Level:	1717.43 (85% of the Initial Level)
Index Level September 25, 2008:	1818.46 (at or below the Initial Level, securities NOT called)
Index Level September 25, 2009:	1927.14 (at or below the Initial Level, securities NOT called)
Index Level Final Valuation Date
(September 27, 2010):	2119.30 (above the Initial Level, securities are called)
Auto-Callable Amount:	$1,315.00

At maturity, investors will receive a total of $1,315.00 per $1,000 security face amount (31.50% return on the securities).

Example 3: Securities are NOT called

Initial Level:	2020.51
Knock-In Level:	1717.43 (85% of the Initial Level)
Index Level September 25, 2008:	1818.46 (at or below the Initial Level, securities NOT called)
Index Level September 25, 2009:	1927.14 (at or below the Initial Level, securities NOT called)
Index Level Final Valuation Date (September 27, 2010):	1852.24 (at or below the Initial Level, securities NOT called)
Payment at Maturity:	$1,000

At maturity, investors receive a total of $1,000 per $1,000 security face amount (0% return on the securities). The securities are not called and the Index does not close at or below the Knock-In Level on any trading day during the Observation Period.

Example 4: Securities are NOT called and the Index closes at or below the Knock-In Level on at least one trading day during the Observation Period

Initial Level:	2020.51
Knock-In Level:	1717.43 (85% of the Initial Level)
Index Level September 25, 2008:	1818.46 (at or below the Initial Level, securities NOT called)
Index Level September 25, 2009:	1927.14 (at or below the Initial Level, securities NOT called)
Index Level Final Valuation Date (September 27, 2010):	1515.38 (at or below the Initial Level, securities NOT called)
Payment at Maturity:	$1,000 x (1 + Index Return)
$1,000 x (1 - .25)
$750.00

Since the Index Return is negative and the Index has closed at or below the Knock-In Level on at least one trading day during the Observation Period, at maturity investors will receive a total of $750.00 per $1,000 security face amount (75% return on the securities).

Risk Factors

•

THE RETURN ON THE SECURITIES DEPENDS ON THE INDEX INCREASING IN VALUE AND YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IF THE INDEX LEVEL DECREASES — The securities differ from ordinary debt securities in that we will not pay you interest on the securities or a fixed amount at maturity. If the securities are not called, your cash payment at maturity will be based on the Index Return and you may receive a negative return on your investment. If the Index closes at or below the Knock-In Level on any trading day during the Observation Period, a negative Index Return will reduce your cash payment at maturity below your initial investment. If the level of the Index decreases over the term of the securities and if the Index closes at or below the Knock-In Level on any trading day during the Observation Period, your payment at maturity will equal your initial investment reduced by 1% for every 1% decline in the Index.

•

YOUR APPRECIATION POTENTIAL IS LIMITED TO THE AUTO-CALLABLE RETURN — The appreciation potential of the securities is limited to the pre-specified Auto-Callable Return, regardless of the performance of the Index. In addition, since the securities could be called as early as the first Auto-Callable Date, the term of your investment could be short and your return on the securities would be less than if the securities were called at a later date.

•

YOU WILL HAVE NO OWNERSHIP RIGHTS IN THE COMPONENT STOCKS UNDERLYING THE INDEX — Investing in the securities is not equivalent to investing in the Index or the component stocks underlying the Index. As an investor in the securities, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the component stocks underlying the Index would have.

•

CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY — Certain built-in costs, such as our estimated cost of hedging, are likely to adversely affect the value of the securities prior to maturity. You should be willing and able to hold your securities to maturity.

•

SECONDARY TRADING MAY BE LIMITED — There may be little or no secondary market for the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily or at a price advantageous to you, and you may suffer substantial loss.

•

THE MARKET VALUE OF YOUR SECURITIES MAY NOT VARY IN PROPORTION TO CHANGES IN THE MARKET VALUE OF THE INDEX — Changes in the market value of the Index may not result in corresponding changes in the value of the securities. If the Index closing level on any trading day increases above the Initial Level, the value of the securities may not increase accordingly, and it may not increase at all. It is also possible for the market value of the Index to increase while the value of the securities decreases.

•

POTENTIAL CONFLICTS — Because we and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.

•

MARKET DISRUPTIONS MAY ADVERSELY AFFECT YOUR RETURN — The calculation agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from properly valuing the Index and calculating the amount that we are required to pay you at maturity. These events may include disruptions or suspensions of trading in the markets as a whole or in our ability to maintain, adjust or unwind our hedge position in the Index.

•

THE U.S. TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR — Significant aspects of the U.S. federal income tax treatment of the securities are uncertain, and no assurance can be given that the Internal Revenue Service will accept, or a court will uphold, the tax consequences described in term sheet No. 174G-1 related to this offering.

Please see “Risk Factors” in accompanying product supplement G-1 and “Selected Risk Considerations” in accompanying term sheet No. 174G-1.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this product snapshot relates. Before you invest, you should read the prospectus in that registration statement and the other documents, including term sheet No. 174G-1, relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement G-1, term sheet No. 174G-1 and this product snapshot if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

Nasdaq®, Nasdaq 100® and Nasdaq 100 Index® are trade or service marks of Nasdaq and its affiliates and are licensed for use by Deutsche Bank AG. The securities have not been passed on by Nasdaq and its affiliates as to their legality or suitability. The securities are not issued, endorsed, sold or promoted to by Nasdaq and its affiliates. Nasdaq and its affiliates make no warranties and bear no liability with respect to the securities.

NOT FDIC/NCUA INSURED / MAY LOSE VALUE / NO BANK GUARANTEE NOT A DEPOSIT / NOT INSURED BY ANY FEDERAL GOVERNMENTAL AGENCY